Exhibit 99.2

GW PHARMACEUTICALS PLC

Audited Consolidated Financial Statements

As of and for the years ended December 31, 2020 and 2019

GW PHARMACEUTICALS PLC

INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	2

Consolidated Balance Sheets as of December 31, 2020 and 2019	4

Consolidated Statements of Operations for the year ended December 31, 2020 and 2019, three months ended December 31, 2018 and years ended September 30, 2018	5

Consolidated Statements of Comprehensive (Loss) Income for the year ended December 31, 2020 and 2019, three months ended December 31, 2018 and years ended September 30, 2018	6

Consolidated Statements of Cash Flows for the year ended December 31, 2020 and 2019, three months ended December 31, 2018 and years ended September 30, 2018	7

Consolidated Statements of Stockholders’ Equity for the year ended December 31, 2020 and 2019, three months ended December 31, 2018 and years ended September 30, 2018	8

Notes to the Consolidated Financial Statements	9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of GW Pharmaceuticals plc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of GW Pharmaceuticals plc and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows, for each of the two years in the period ended December 31, 2020, three month period ended December 31, 2018, and year ended September 30, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, three month period ended December 31, 2018, and year ended September 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Epidiolex Product Net Sales — Rebates — Refer to Note 2 to the financial statements

Critical Audit Matter Description

As more fully disclosed in Note 2 to the financial statements, the Company recognizes revenue from product sales, net of allowances for rebates, which are included in accrued liabilities on the consolidated balance sheet. Allowances for rebates include mandated discounts under the Medicaid Drug Rebate Program and the Medicare Part D prescription drug benefit as well as contractual rebates with commercial payers. The allowance for rebates is based on contracted or statutory discount rates and expected utilization by benefit plan participants.

Given the significant estimation and uncertainty involved in management’s assumptions to calculate the rebates, such as consideration of historical claims experience, expected utilization, unbilled claims, claims submission time lags, and the limited historical data currently available, auditing these estimates involved especially subjective judgment.

How the Critical Audit Matter Was Addressed in the Audit

Our auditing procedures related to allowances for rebates for Epidiolex product sales included the following, among others:

•

We tested the effectiveness of eight internal controls over the development of the allowances for rebates, including the underlying assumptions and key inputs into the Company’s allowances for rebates as well as controls over management’s review of the application of the governmental pricing regulations.

•	We engaged internal Government Pricing specialists to assess the government pricing and accrual methodology for reasonableness.

•

We compared the significant assumptions used by management to currently available historical trends, evaluated the change in the accruals from prior periods, and assessed the historical accuracy of management’s estimates against actual results.

•

We estimated the rebates accrual for a sample of U.S. programs, using a combination of Company internal data, historical information, executed contracts, and third-party data and compared our estimate to the amount recorded by the Company.

•

We tested the completeness and accuracy of the underlying data used in the Company’s calculations through reconciliation to third-party invoices, executed contracts, claims data, and actual cash payments.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
February 26, 2021

We have served as the Company’s auditor since 2018.

GW PHARMACEUTICALS PLC

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2020	2019
Assets
Cash and cash equivalents	$486,752	$536,933
Accounts receivable, net	71,168	48,883
Inventory	129,138	85,528
Prepaid expenses and other current assets	42,472	28,292

Total current assets	729,530	699,636

Property, plant, and equipment, net	143,767	127,765
Operating lease assets	25,118	24,916
Intangible assets, net	5,565	—
Goodwill	6,959	6,959
Deferred tax assets	20,777	18,123
Other assets	7,795	4,850

Total assets	$939,511	$882,249

Liabilities and stockholders’ equity
Accounts payable	$21,870	$9,990
Accrued liabilities	127,849	99,374
Current tax liabilities	877	437
Other current liabilities	9,210	7,760

Total current liabilities	159,806	117,561

Long-term liabilities:
Finance lease liabilities	5,454	5,573
Operating lease liabilities	22,127	21,650
Other liabilities	11,034	11,431

Total long-term liabilities	38,615	38,654

Total liabilities	198,421	156,215

Commitments and contingencies (Note 10)
Stockholders’ equity:
Ordinary shares par value £0.001; 375,196,172 and 371,068,436 shares outstanding as of December 31, 2020 and 2019, respectively	577	570
Additional paid-in capital	1,690,151	1,632,046
Accumulated deficit	(896,087)	(837,959)
Accumulated other comprehensive loss	(53,551)	(68,623)

Total stockholders’ equity	741,090	726,034

Total liabilities and stockholders’ equity	$939,511	$882,249

See accompanying notes to consolidated financial statements.

GW PHARMACEUTICALS PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31,		Three Months Ended December 31,	Years Ended September 30,
	2020	2019	2018	2018
Revenues
Product net sales	$526,830	$310,331	$6,617	$10,469
Other revenue	375	1,001	37	2,268

Total revenues	527,205	311,332	6,654	12,737
Operating expenses
Cost of product sales	37,531	27,199	1,829	5,986
Research and development	205,396	142,678	29,086	153,736
Selling, general and administrative	336,043	259,880	49,083	141,818

Total operating expenses	578,970	429,757	79,998	301,540

Loss from operations	(51,765)	(118,425)	(73,344)	(288,803)
Interest income	1,814	8,464	2,449	3,645
Interest expense	(1,121)	(1,087)	(295)	(1,249)
Other income	—	104,117	—	—
Foreign exchange loss	(3,974)	(2,272)	(982)	(4,963)

Loss before income taxes	(55,046)	(9,203)	(72,172)	(291,370)
Income tax expense (benefit)	3,082	(184)	(266)	3,797

Net loss	$(58,128)	$(9,019)	$(71,906)	$(295,167)

Net loss per common share, basic and diluted	$(0.15)	$(0.02)	$(0.20)	$(0.88)

Weighted average common shares outstanding, basic and diluted	375,586	371,580	366,458	333,936

See accompanying notes to consolidated financial statements.

GW PHARMACEUTICALS PLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(in thousands)

	Year Ended December 31,		Three Months Ended December 31,	Year Ended September 30,
	2020	2019	2018	2018
Net loss	$(58,128)	$(9,019)	$(71,906)	$(295,167)
Foreign currency translation adjustments	15,072	10,065	(3,494)	(676)

Comprehensive (loss) income	$(43,056)	$1,046	$(75,400)	$(295,843)

See accompanying notes to consolidated financial statements.

GW PHARMACEUTICALS PLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,		Three Months Ended December 31,	Years Ended September 30,
	2020	2019	2018	2018
Cash flows from operating activities
Net loss	$(58,128)	$(9,019)	$(71,906)	$(295,167)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange loss	910	2,709	742	4,917
Stock-based compensation	58,359	48,030	9,683	31,627
Depreciation and amortization	12,757	9,240	2,534	9,290
Deferred income taxes	(2,654)	(9,698)	(1,265)	(317)
Gain from sale of priority review voucher	—	(104,117)	—	—
Other	528	39	—	241
Changes in operating assets and liabilities:
Accounts receivable, net	(22,104)	(44,623)	(2,125)	(804)
Inventory	(39,873)	(51,125)	(14,460)	(13,646)
Prepaid expenses and other current assets	(9,624)	(9,831)	(3,635)	14,489
Other assets	3,290	3,888	(47)	(564)
Accounts payable	9,862	805	(1,211)	2,238
Current tax liabilities	(3,404)	(963)	878	54
Accrued liabilities	24,890	43,110	5,942	16,507
Other liabilities	(2,194)	(1,914)	410	(733)

Net cash used in operating activities	(27,385)	(123,469)	(74,460)	(231,868)

Cash flows from investing activities
Proceeds from sale of priority review voucher	—	104,117	—	—
Additions to property, plant and equipment	(18,585)	(40,386)	(18,687)	(31,362)
Additions to capitalized software	(3,018)	(2,102)	(63)	(2,042)
Additions to intangible assets - licenses	(6,404)	—	—	—
Proceeds from disposal of property, plant and equipment	—	—	—	517

Net cash (used in) provided by investing activities	(28,007)	61,629	(18,750)	(32,887)

Cash flows from financing activities
Proceeds from issuance of ordinary shares, net of issuance costs	—	—	324,638	297,931
Proceeds from exercise of stock options	1,579	2,878	—	621
Payments in connection with common stock withheld for employee tax obligation	(1,826)	—	—	—
Payments on finance leases	(299)	(389)	(40)	(276)
Payments on landlord financing obligation	(583)	(543)	(130)	(522)

Net cash (used in) provided by financing activities	(1,129)	1,946	324,468	297,754

Effect of exchange rate changes on cash	6,340	5,330	5,326	(240)
Net (decrease) increase in cash and cash equivalents	(50,181)	(54,564)	236,584	32,759
Cash and cash equivalents at beginning of period	536,933	591,497	354,913	322,154

Cash and cash equivalents at end of period	$486,752	$536,933	$591,497	$354,913

Supplemental disclosure of cash flow information:
Income taxes paid	$9,139	$10,462	$—	$3,726
Interest paid	$1,121	$1,087	$198	$1,249
Supplemental disclosure of noncash information:
Property and equipment purchases in accounts payable and accrued liabilities	$2,396	$923	$1,899	$322

See accompanying notes to consolidated financial statements.

GW PHARMACEUTICALS PLC

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Shares	Amount
Balances at September 30, 2017	304,440	$482	$916,726	$(461,867)	$(74,518)	$380,823

Issuance of common stock in public offering, net of issuance costs	33,120	44	297,888	—	—	297,932
Issuance of common stock from exercise of stock options	2,687	4	616	—	—	620
Net loss	—	—	—	(295,167)	—	(295,167)
Stock-based compensation	—	—	31,627	—	—	31,627
Other comprehensive loss	—	—	—	—	(676)	(676)

Balances at September 30, 2018	340,247	$530	$1,246,857	$(757,034)	$(75,194)	$415,159

Issuance of common stock in public offering, net of issuance costs	26,220	34	324,604	—	—	324,638
Issuance of common stock from exercise of stock options	150	—	—	—	—	—
Net loss	—	—	—	(71,906)	—	(71,906)
Stock-based compensation	—	—	9,683	—	—	9,683
Other comprehensive loss	—	—	—	—	(3,494)	(3,494)

Balances at December 31, 2018	366,617	$564	$1,581,144	$(828,940)	$(78,688)	$674,080

Issuance of common stock from exercise of stock options	4,452	6	2,872	—	—	2,878
Net loss	—	—	—	(9,019)	—	(9,019)
Stock-based compensation	—	—	48,030	—	—	48,030
Other comprehensive income	—	—	—	—	10,065	10,065

Balances at December 31, 2019	371,069	$570	$1,632,046	$(837,959)	$(68,623)	$726,034

Issuance of common stock from exercise of stock options	4,127	7	1,572	—	—	1,579
Net loss	—	—	—	(58,128)	—	(58,128)
Common stock withheld for employee tax obligations	—	—	(1,826)	—	—	(1,826)
Stock-based compensation	—	—	58,359	—	—	58,359
Other comprehensive income	—	—	—	—	15,072	15,072

Balances at December 31, 2020	375,196	$577	$1,690,151	$(896,087)	$(53,551)	$741,090

See accompanying notes to consolidated financial statements.

GW PHARMACEUTICALS PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Business Overview

GW Pharmaceuticals plc and its subsidiaries (referred to herein as “we,” “us,” “our,” and the “Company”) is a biopharmaceutical company focused on discovering, developing and commercializing novel therapeutics from our proprietary cannabinoid product platform in a broad range of disease areas. The Company is developing a portfolio of cannabinoid medicines, of which the lead product is Epidiolex®, an oral medicine for the treatment of certain refractory childhood epilepsies.

The Company is a public limited company, which has American Depository Shares (ADSs) registered with the U.S. Securities and Exchange Commission (SEC) and has been listed on Nasdaq since May 1, 2013. The Company’s ADSs each represent twelve ordinary shares of GW Pharmaceuticals plc. The Company is incorporated and domiciled in the United Kingdom. The address of the Company’s registered office and principal place of business is Sovereign House, Vision Park, Histon, Cambridgeshire.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Change of Fiscal Year

We changed our fiscal year end to December 31 from September 30, effective December 31, 2018.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition, including sales, expenses, reserves and allowances, manufacturing, clinical trials, research and development costs and employee-related amounts, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain it or treat COVID-19, as well as the economic impact on local, regional, national and international customers and markets. We have made estimates of the impact of COVID-19 within our financial statements and there may be changes to those estimates in future periods. Actual results may differ from these estimates.

Foreign Currency Translation

The financial position and results of operations of the Company’s non-U.S. subsidiaries are generally determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive loss in stockholders’ equity. Foreign currency transaction gains and losses are included in “foreign exchange loss” in the Company’s consolidated statements of operations.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents.

Fair Value of Financial Instruments

The carrying values of the Company’s financial instruments, consisting of cash and cash equivalents, trade receivables, interest and other receivables, and accounts payable and accrued liabilities, approximate fair value due to the relative short-term nature of these instruments.

Accounts Receivable

Accounts receivable are recorded net of customer allowances for prompt payment discounts, chargebacks, and doubtful accounts. Allowances for prompt payment discounts and chargebacks are based on contractual terms. The Company estimates the allowance for doubtful accounts based on existing contractual payment terms, actual payment patterns of its customers and individual customer circumstances. As of December 31, 2020, and 2019, the allowance for doubtful accounts was $0.3 million.

Inventory

Inventory is stated at the lower of cost or estimated net realizable value. The Company uses a combination of standard and actual costing methodologies to determine the cost basis for its inventories which approximates actual cost. Inventory is valued on a first-in, first-out basis. The Company reduces its inventory to net realizable value for potentially excess, dated or obsolete inventory based on an analysis of forecasted demand compared to quantities on hand, as well as product shelf life.

Our inventory production process includes the cultivation of botanical raw material. Because of the duration of the cultivation process, a portion of our inventory will not be sold within one year. Consistent with the practice in other industries that cultivate botanical raw materials, all inventory is classified as a current asset.

The Company capitalizes inventory costs associated with its products upon regulatory approval when, based on management’s judgment, future commercialization is considered probable and the future economic benefit is expected to be realized; otherwise, such costs are expensed. Prior to FDA approval of Epidiolex, all costs related to the manufacturing of Epidiolex were charged to research and development expense in the period incurred.

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the lease by use of the straight-line method. The estimated useful lives for buildings and leasehold improvements range from 4 to 20 years. The estimated useful lives of machinery and equipment range from 3 to 20 years. Construction-in-process reflects amounts incurred for property, equipment or improvements that have not been placed in service. Maintenance and repair costs are expensed as incurred. When assets are retired or sold, the assets and accumulated depreciation are removed from the respective accounts and any gain or loss is recognized.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by a comparison of the carrying amount of an asset to estimated future operating cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Goodwill

Goodwill represents the excess of purchase price over fair value of net assets acquired in a business combination and is not amortized. Goodwill is subject to impairment testing at least annually or when a triggering event occurs that could indicate a potential impairment. We performed the annual assessment for goodwill impairment in December of 2020, noting no impairment.

Revenue Recognition

The Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity is entitled to in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (Topic 606), the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Revenue for the Company’s product sales has not been adjusted for the effects of a financing component as the Company expects, at contract inception, that the period between when the Company transfers control of the product and when the Company receives payment will be one year or less. Product shipping and handling costs are included in cost of product sales.

Epidiolex Product Net Sales

In the United States, the Company sells Epidiolex to specialty pharmacies (SPs) and specialty distributors (SDs). The Company recognizes revenue from product sales upon receipt of product at the SPs and SDs, the date at which the control is transferred, net of the following allowances which are reflected either as a reduction to the related account receivable or as an accrued liability, depending on how the allowance is settled:

Distribution Fees: Distribution fees include distribution service fees paid to the SPs and SDs based on a contractually fixed percentage of the wholesale acquisition cost (WAC), and prompt payment discounts. Distribution fees are recorded as an offset to revenue based on contractual terms at the time revenue from the sale is recognized.

Rebates: Allowances for rebates include mandated discounts under the Medicaid Drug Rebate Program and the Medicare Part D prescription drug benefit, and contractual rebates with commercial payers. Rebates are amounts owed after the final dispensing of the product to a benefit plan participant and are based upon contractual agreements or statutory requirements. The allowance for rebates is based on contracted or statutory discount rates and expected utilization by benefit plan participants. The Company’s estimates for expected utilization of rebates is based on utilization data received from the SPs. Rebates are generally invoiced and paid in arrears so that the accrual balance consists of an estimate of the amount expected to be incurred for the current quarter’s activity, plus an accrual balance for prior quarters’ unpaid rebates. If actual future rebates vary from estimates, the Company may need to adjust prior period accruals, which would affect revenue in the period of adjustment.

Chargebacks: Chargebacks are discounts and fees that relate to contracts with government and other entities purchasing from the SDs at a discounted price. The SDs charge back to the Company the difference between the price initially paid by the SDs and the discounted price paid to the SDs by these entities. The Company also incurs group purchasing organization fees for transactions through certain purchasing organizations. The Company estimates sales with these entities and accrues for anticipated chargebacks and organization fees, based on the applicable contractual terms. If actual future chargebacks vary from these estimates, the Company may need to adjust prior period accruals, which would affect revenue in the period of adjustment.

Co-Payment Assistance: The Company offers co-payment assistance to commercially insured patients meeting certain eligibility requirements. Co-payment assistance is accrued for based on actual program participation and estimates of program redemption using data provided by third-party administrators.

Product Returns: Consistent with industry practice, the Company offers the SPs and SDs limited product return rights for damages, shipment errors, and expiring product, provided that the return is within a specified period around the product expiration date as set forth in the applicable individual distribution agreement.

The Company does not allow product returns for product that has been dispensed to a patient. As the Company receives inventory reports from the SPs and SDs and has the ability to control the amount of product that is sold to the SPs and SDs, it is able to make a reasonable estimate of future potential product returns based on this on-hand channel inventory data and sell-through data obtained from the SPs and SDs. In arriving at its estimate, the Company also considers historical product returns, the underlying product demand, and industry data specific to the specialty pharmaceutical distribution industry.

In September 2019, the Company announced that the European Commission (EC) approved the marketing authorization for Epidyolex (the trade name in Europe for Epidiolex) for use as adjunctive therapy of seizures associated with Lennox-Gastaut syndrome (LGS) or Dravet syndrome, in conjunction with clobazam, for patients two years of age and older. The Company has launched Epidyolex in a number of European markets and recognizes revenue from product sales in Europe upon delivery of the product, which is the point at which control of the goods is transferred to the customer. The Company recognizes revenue net of standard discounts and allowances, which are reflected as accrued liabilities.

The Company also sells Epidiolex in certain markets outside of the United States under early access programs that enable patients to receive the product prior to regulatory approval. Revenue under early access programs is generally recognized when the product is delivered.

The total amount deducted from gross sales for the allowances described above for the year ended December 31, 2020 and 2019 was $137.5 million and $63.3 million, respectively.

Sativex Product Net Sales

Sativex is sold outside of the United States for the treatment of spasticity due to multiple sclerosis, or MS, pursuant to license agreements with commercial partners and, beginning in the first quarter of 2020, directly to customers in the U.K.

Under the license agreements, the Company sells fully labeled Sativex vials to its commercial partners for a contractually agreed price, which is generally based on percentages of the commercial partners’ in-market net selling price charged to end customers. Product net sales revenue related to Sativex shipments to commercial license partners is recognized when shipped, at which point the customer obtains control of the product.

In the U.K., the Company recognizes revenue from product sales of Sativex upon delivery of the product, which is the point at which control of the goods is transferred to the customer. The Company recognizes revenue net of standard discounts and allowances, which are reflected as accrued liabilities.

The Company also commercializes Sativex in Australia and New Zealand through a consignment relationship with a local distributor. Product net sales revenues related to Sativex sales in Australia and New Zealand are recognized when the product is sold through to the end customer.

Other Revenue

The Company’s other revenue primarily consists of research and development fee revenue and variable consideration milestone payments related to the Sativex license agreements. The research and development fee revenue is recognized at the time the underlying services are performed. The Sativex license agreements contain provisions for the Company to earn variable consideration in the form of regulatory milestone payments, sales-based milestone payments, and royalty payments. The Company has no further performance obligations related to the regulatory milestone payments and these amounts are recognized in accordance with Topic 606 when receipt of these payments becomes probable and there is no significant risk of revenue reversal. Revenue related to the sales-based milestone payments and product royalty payments are subject to the sales-based royalty exception under Topic 606 and is recognized when the underlying sales are made.

Research and Development Expenses

Research and development expenses are charged to operations as incurred. Research and development expenses include, among other things, internal and external costs associated with preclinical development, pre-commercialization manufacturing expenses, and clinical trials. The Company accrues for costs incurred as the services are being provided by monitoring the status of the trial or services provided and the invoices received from its external service providers. In the case of clinical trials, a portion of the estimated cost normally relates to the projected cost to treat a patient in the trials, and this cost is recognized based on the number of patients enrolled in the trial. As actual costs become known, the Company adjusts its accruals accordingly.

Research and development expense is presented net of reimbursements from reimbursable tax and expenditure credits from the U.K. government. The majority of the Company’s pipeline research, clinical trials management and the Epidiolex and Sativex chemistry and manufacturing controls development activities, which are generally carried out by a subsidiary in the U.K., are eligible for inclusion under the U.K tax and expenditure rebate schemes. For the years ended December 31, 2020 and 2019, three months ended December 31, 2018 and year ended September 30, 2018, the Company recorded $8.1 million, $4.0 million, $0.8 million, and $4.3 million, respectively, of U.K. tax and expenditure rebates as a component of research and development expense.

Concentration Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, principally consist of cash, cash equivalents, investment securities, and accounts receivable. The Company’s cash and cash equivalents balances are primarily in depository accounts at major financial institutions in accordance with the Company’s investment policy. The Company’s investment policy defines allowable investments and establishes guidelines relating to credit quality, diversification, and maturities of its investments to preserve principal and maintain liquidity. Further, the Company specifies credit quality standards for its customers that are designed to limit the Company’s credit exposure to any single party.

For the year ended December 31, 2020 the Company’s five largest customers represented approximately 79% of the Company’s product net sales and 75% of the Company’s accounts receivable balance as of December 31, 2020. For the year ended December 31, 2019, the Company’s five largest customers represented approximately 85% of the Company’s product net sales and 86% of the Company’s accounts receivable balance as of December 31, 2019. For the three months ended December 31, 2018, the Company’s five largest customers represented approximately 71% of the Company’s product net sales and 75% of the Company’s accounts receivable balance as of December 31, 2018. For the year ended September 30, 2018, product net sales consisted entirely of Sativex sales outside of the United States pursuant to license agreements with a small number of commercial partners.

Share-based Compensation

The Company recognizes share-based compensation expense for grants of stock options under the Company’s Long-Term Incentive Plans to employees and non-employee members of the Company’s board of directors based on the grant-date fair value of those awards. The grant-date fair value of an award is generally recognized as compensation expense over the award’s requisite service period. Expense related to awards with graded vesting is generally recognized over the vesting period using the accelerated attribution method.

The Company uses the Black-Scholes model to compute the estimated fair value of market-priced stock option awards. Using this model, fair value is calculated based on assumptions with respect to (i) expected volatility of the Company’s ADS price, (ii) the periods of time over which employees and members of the board of directors are expected to hold their options prior to exercise (expected lives), (iii) expected dividend yield on the ordinary shares, and (iv) risk-free interest rates. Share-based compensation expense also includes an estimate, which is made at the time of grant, of the number of awards that are expected to be forfeited. This estimate is revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Income Taxes

The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities along with net operating loss and tax credit carryovers. The Company records a valuation allowance against its deferred tax assets to reduce the net carrying value to an amount that it believes is more likely than not to be realized. When the Company establishes or reduces the valuation allowance against its deferred tax assets, its provision for income taxes will increase or decrease, respectively, in the period such determination is made.

Valuation allowances against the Company’s deferred tax assets were $133.7 million and $114.5 million at December 31, 2020 and 2019, respectively. Changes in the valuation allowances are generally recognized in the provision for income taxes as a component of the estimated annual effective tax rate.

Uncertain tax positions, for which management’s assessment is that there is more than a 50% probability of sustaining the position upon challenge by a taxing authority based upon its technical merits, are subjected to certain recognition and measurement criteria. The Company re-evaluates uncertain tax positions and considers various factors, including, but not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, and changes in facts or circumstances related to a tax position. The Company adjusts the level of the liability to reflect any subsequent changes in the relevant facts and circumstances surrounding the uncertain positions. The Company recognizes interest and penalties related to income tax matters as a component of income tax expense.

Net Loss Per Share

Basic net loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share is computed by dividing the net loss by the weighted average number of common shares and common stock equivalents outstanding for the period determined using the treasury stock method. For purposes of this calculation, market-priced stock options are considered to be common stock equivalents but are not included in the calculations of diluted net loss per share for the periods presented as their effect would be anti-dilutive. Nominal strike-price options are considered common stock equivalents and are included in the calculation of basic weighted average shares outstanding once they have become vested. The Company incurred net losses for all periods presented and there were no reconciling items for potentially dilutive securities. More specifically, at December 31, 2020, December 31, 2019, December 31, 2018, and September 30, 2018, options totaling approximately 16.3 million, 11.8 million, 13.0 million, and 13.0 million ordinary shares, respectively, were excluded from the calculation of diluted net loss per share as their effect would have been anti-dilutive.

Segment and Geographic Reporting

Management has determined that the Company operates in one business segment which is the discovery, development and commercialization of novel therapeutics from its proprietary cannabinoid product platform in a broad range of disease areas.

Revenues recorded in the years ended December 31, 2020 and 2019, three months ended December 31, 2018, and year ended September 30, 2018, were generated in the following geographical areas:

	Year Ended December 31,		Three Months Ended December 31,	Year Ended September 30,
	2020	2019	2018	2018
		(in thousands)
United Kingdom	10,804	2,550	220	1,761
United States	467,553	288,164	4,669	1,560
Europe	45,376	16,516	1,131	6,882
Other	3,472	4,102	634	2,534

Total revenues	$527,205	$311,332	$6,654	$12,737

Long-lived assets which include property, plant, and equipment were located as follows:

	December 31,
	2020	2019
	(in thousands)
United Kingdom	$139,084	$123,207
United States	4,683	4,558

Total long-lived assets	$143,767	$127,765

Recently Issued Accounting Standards

Accounting Standards Update (ASU) 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity:

In August 2020, FASB issued ASU No. 2020-06, simplifying the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments, and amends existing earnings-per-share, or EPS, guidance by requiring that an entity use the if-converted method when calculating diluted EPS for convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years, with early adoption permitted for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. We plan to adopt ASU 2020-06 effective January 1, 2022 and are currently evaluating the effect ASU 2020-06 will have on our consolidated financial statements and related disclosures.

ASU 2019-12, Income Taxes: Simplifying the Accounting for Income Taxes:

In December 2019, the FASB issued ASU No. 2019-12, simplifying the accounting for Income Taxes. The objective of the standard is to improve areas of GAAP by removing certain exceptions permitted by ASC Topic 740 - Income Taxes and clarifying existing guidance to facilitate consistent application. The standard is effective for us beginning on January 1, 2021. We are currently evaluating the new standard to determine the potential impact on our financial condition, results of operations, cash flows, or financial statement disclosures. The ASU is currently not expected to have a material impact on our consolidated financial statements.

Recently Adopted Accounting Standards

Accounting Standards Update (ASU) 2016-13, Measurement of Credit Losses on Financial Instruments:

In June 2016, the FASB issued ASU 2016-13, which amends the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables and available-for-sale debt securities. This guidance is effective for annual reporting periods beginning after December 15, 2019, including interim periods. We adopted this guidance as of January 1, 2020. Under the current expected credit loss model, we have adopted a provision matrix approach, utilizing historical loss rates based on the number of days past due, adjusted to reflect current economic conditions and forecasts of future economic conditions. The adoption of ASU 2016-13 had an immaterial impact on the Company’s consolidated financial statements.

Note 3: Sativex License Agreements

The Company has entered into license agreements for Sativex with major pharmaceutical companies that provide the license partners with exclusive rights in a defined geographic territory to commercialize Sativex for all indications. The Company has retained the exclusive right to manufacture and supply Sativex to license partners on commercial supply terms for the duration of the commercial life of the product. In the first quarter of 2020, the Company reacquired the rights to commercialize Sativex in the U.K. from Bayer AG for approximately $6.4 million. The Company capitalized the cost to reacquire the license as an intangible asset and will amortize the asset over its five-year estimated useful life. As of December 31, 2020, $1.2 million of the intangible asset has been amortized.

In 2007, the Company entered into an exclusive license agreement with Otsuka Pharmaceutical Co., Ltd. (Otsuka) for the development and commercialization of Sativex in the United States. In December 2017, the Company entered into a mutual termination agreement with Otsuka to return the rights to develop and commercialize Sativex in the United States to the Company. As part of the termination agreement, the Company agreed to pay Otsuka a contingent future milestone payment of $10 million if Sativex achieves FDA approval in the U.S. and a total of $30 million of potential sales-based milestones if U.S. sales of Sativex reach certain thresholds. As of December 31, 2020, no amounts have been accrued related to the contingent payments because it is not probable that the milestones will be achieved.

Note 4: Fair Value Measurements

At December 31, 2020 and December 31, 2019, the Company’s cash equivalents consisted of money market funds, which are classified as Level 1 within the fair value hierarchy defined by authoritative guidance.

Securities classified as Level 1 are valued using quoted market prices. The Company does not hold any securities classified as Level 2, which are securities valued using inputs that are either directly or indirectly observable, or Level 3, which are securities valued using unobservable inputs. The Company has not transferred any securities between the classification levels.

Note 5: Composition of Certain Balance Sheet Captions:

Inventory consisted of the following:

	December 31,
	2020	2019
	(in thousands)
Raw materials	$2,691	$1,976
Work in process	112,662	78,547
Finished goods	13,785	5,005

	$129,138	$85,528

Property, plant and equipment, net, consisted of the following:

	December 31,
	2020	2019
	(in thousands)
Buildings	$15,957	$4,725
Machinery and equipment	51,021	36,323
Leasehold improvements	49,516	42,744
Office and IT equipment	5,890	3,837
Construction-in-process	71,441	78,485

	193,825	166,114
Accumulated depreciation	(50,058)	(38,349)

	$143,767	$127,765

Depreciation of property and equipment was $9.9 million, $8.0 million, $2.2 million, and $8.5 million for the years ended December 31, 2020 and 2019, three months ended December 31, 2018 and for the year ended September 30, 2018, respectively. The Company retired $0.5 million of property, plant, and equipment for the year ended December 31, 2020. The Company did not retire any property, plant, or equipment in the year ended December 31, 2019 and three months ended December 31, 2018. During the year ended September 30, 2018, the Company retired $0.5 million, of fully depreciated property, plant and equipment.

Accrued liabilities consisted of the following:

	December 31,
	2020	2019
	(in thousands)
Accrued compensation and benefits	$34,830	$25,469
Accrued vendor fees	31,445	29,731
Clinical trial accruals	14,845	10,382
Accrued growing fees	3,363	3,818
Accrued sales rebates and discounts	37,403	22,995
Other	5,963	6,979

	$127,849	$99,374

Other current liabilities consisted of the following:

	December 31,
	2020	2019
	(in thousands)
Finance lease liabilities	$338	$305
Operating lease liabilities	6,209	5,902
Landlord financing	665	595
Other	1,998	958

	$9,210	$7,760

Other liabilities consisted of the following:

	December 31,
	2020	2019
	(in thousands)
Landlord financing obligation	$8,844	$9,152
Other	2,190	2,279

	$11,034	$11,431

Note 6: Stockholders’ Equity

In October 2018, the Company completed a public offering of 2,185,000 ADSs listed on the Nasdaq Global Market, representing 26,220,000 ordinary shares of the Company, at a price of $158.00 per ADS. The net proceeds from this transaction after underwriting discounts and commissions were approximately $324.6 million.

In December 2017, the Company completed a public offering of 2,760,000 ADSs listed on the Nasdaq Global Market, representing 33,120,000 ordinary shares of the Company, at a price of $115.00 per ADS. The net proceeds from this transaction after underwriting discounts and commissions were approximately $297.9 million.

Note 7: Share-Based Compensation

Stock Plans

The Company issues share-based awards under shareholder approved long-term incentive plans. In May 2020, the Company adopted the GW Pharmaceuticals plc 2020 Long-Term Incentive Plan (the 2020 LTIP Plan), which superseded the Company’s prior long-term incentive plans. The 2020 LTIP plan authorizes the Company to issue up to an aggregate of 22.2 million ordinary shares, or 1.85 million ADSs, related to share-based awards to employees, non-employee directors and consultants. As of December 31, 2020, the Company has granted stock options for 4.3 million ordinary shares under the 2020 LTIP Plan.

The Company issues new ordinary shares and the commensurate number of ADS when share-based awards are exercised.

Provisions of Share-Based Awards

The Company issues nominal strike price stock options, which have an exercise price equal to the £0.001 par value per ordinary share of the Company’s ordinary shares, to executive officers, employees and non-employee directors. The Company also issues market-priced options to executive officers and non-employee directors. Nominal strike price options granted to U.S. residents are awarded in the form of RSU-style options that automatically exercise on the vesting date.

Substantially all of the share-based awards issued by the Company have service-based vesting conditions. Many awards also have non-market-based performance conditions, which must be achieved within the service-based vesting period for the awards to vest. These performance conditions are generally linked to operational, regulatory or strategic milestones and are designed to incentivize individual employees and advance the Company’s progress towards its strategic objectives. Share-based awards that do not automatically exercise at vest date expire ten years from the date of grant.

Share-Based Award Activity

The following tables summarize the Company’s stock option activity. The number of options, the weighted average grant date fair value per stock option, and the weighted average exercise price are all on a per ordinary shares basis. The Company’s ADSs that are listed on the Nasdaq Global Market each represent twelve ordinary shares.

The following table summarizes the Company’s nominal strike price stock option activity:

	Year Ended December 31,		Year Ended December 31,		Three Months Ended December 31,		Year Ended September 30,
	2020		2019		2018		2018
	Nominal Strike Price Options	Weighted Average Grant Date Fair Value	Nominal Strike Price Options	Weighted Average Grant Date Fair Value	Nominal Strike Price Options	Weighted Average Grant Date Fair Value	Nominal Strike Price Options	Weighted Average Grant Date Fair Value
	(in thousands, except weighted average grant date fair value)
Outstanding, beginning of period	10,459	$11.24	11,182	$8.44	11,240	$8.41	9,752	$7.90
Granted	8,982	9.54	3,493	13.93	184	9.58	4,247	9.34
Exercised	(4,156)	9.46	(3,798)	5.43	(150)	7.36	(2,617)	7.21
Cancelled	(566)	9.92	(418)	11.69	(92)	8.61	(142)	9.37

Outstanding, end of period	14,719	$10.76	10,459	$11.24	11,182	$8.44	11,240	$8.41

Exercisable, end of period	1,949	$8.91	1,434	$5.47	1,054	$3.65	1,136	$6.11

The following table summarizes the Company’s market-priced stock option activity:

	Year Ended December 31,		Year Ended December 31,		Three Months Ended December 31,		Year Ended September 30,
	2020		2019		2018		2018
	Market Strike Price Options	Weighted Average Exercise Price	Market Strike Price Options	Weighted Average Exercise Price	Market Strike Price Options	Weighted Average Exercise Price	Market Strike Price Options	Weighted Average Exercise Price

	(in thousands, except weighted average grant date fair value)
Outstanding, beginning of period	2,836	$9.60	2,889	$8.49	2,889	$8.49	2,174	$8.28
Granted	—	—	602	14.82	—	—	785	9.65
Exercised	(162)	4.68	(654)	2.32	—	—	(70)	9.03
Cancelled	—	—	(1)	3.89	—	—	—	—

Outstanding, end of period	2,674	$9.90	2,836	$9.60	2,889	$8.49	2,889	$8.49

Exercisable, end of period	1,489	$7.92	620	$4.99	461	$6.90	257	$8.74

No market priced options were granted in the year ended December 31, 2020 or in the three months ended December 31, 2018. The weighted average per share fair value of market priced options granted during the year ended December 31, 2019 and year ended September 30, 2018 was $14.82 and $5.98, respectively.

The aggregate intrinsic value of the stock options exercised in the years ended December 31, 2020 and 2019 was $36.3 million and $52.9 million, respectively. The aggregate intrinsic value of the stock options exercised in the three months ended December 31, 2018 was $1.6 million. The aggregate intrinsic value of stock options exercised for the year ended September 30, 2018 was $30.7 million. As of December 31, 2020, the weighted average remaining contractual life of options outstanding and options exercisable are 4.3 years and 5.1 years, respectively. Based on the Company’s closing year-end stock price of $116.09 per ADS (or $9.67 per ordinary share) at December 31, 2020, the aggregate intrinsic value of options outstanding and options exercisable are $145.6 million and $21.6 million, respectively.

Valuation and Expense Recognition of Share-Based Awards

The fair value of market-priced stock option awards is estimated using the Black-Scholes option-pricing model. The estimated fair value of each stock option is then expensed over the requisite service period, which is generally the vesting period. The determination of fair value using the Black-Scholes model is affected by the Company’s ADS price as well as assumptions regarding a number of complex and subjective variables, including expected ADS price volatility, risk-free interest rate, expected dividends and projected employee stock option exercise behaviors. No market-priced stock options were granted in 2020. Market-priced stock options granted during the year ended December 31, 2019 and the year ended September 30, 2018 were valued using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,	Year Ended September 30,
	2019	2018
Expected volatility	56%	63%
Risk-free interest rate	2.56%	2.30%
Expected dividend yield	0%	0%
Expected life of options in years	6.50	6.50

The Company estimates its stock price volatility based using a combination of historical stock price volatility and the average implied volatility of options traded in the open market. The risk-free interest rate assumption is based on observed interest rates for the appropriate term of the Company’s stock options. The Company has never declared or paid dividends and has no plans to do so in the foreseeable future. The expected option life assumption is estimated using the simplified method prescribed by ASC 718 and is based on the mid-point between vest date and expiration date since the Company does not have sufficient exercise history to estimate expected option life of historical grants.

Compensation expense for share-based awards based on a service condition is recognized only for those awards that are ultimately expected to vest. An estimated forfeiture rate has been applied to unvested awards for the purpose of calculating compensation cost. Forfeitures were estimated based on historical experience. These estimates are revised, if necessary, in future periods if actual forfeitures differ from the estimates. Changes in forfeiture estimates impact compensation cost in the period in which the change in estimate occurs. Compensation expense for share-based awards with graded, service-based vesting conditions is recognized over the requisite service period using the accelerated attribution method.

The table below summarizes the total share-based compensation expense included in the Company’s statements of operations for the periods presented:

	Year Ended December 31,		Three Months Ended December 31,	Years Ended September 30,
	2020	2019	2018	2018

	(in thousands)
Research and development	$11,253	$9,757	$6,887	$9,385
Sales, general and administrative	43,730	35,468	2,382	22,242

	54,983	45,225	$9,269	$31,627

For the year ended December 31, 2020 and 2019, $3.4 million and $2.8 million of share-based compensation related to manufacturing operations was capitalized into inventory, respectively. For the three months ended December 31, 2018, $0.4 million of share-based compensation related to manufacturing operations was capitalized into inventory. Share-based compensation related to manufacturing operations capitalized into inventory for the year ended September 30, 2018 was negligible.

As of December 31, 2020, total compensation cost related to non-vested stock options not yet recognized was approximately $68.4 million, which is expected to be recognized over the next 42 months (22 months on a weighted average basis).

Note 8: Retirement Plans

The Company operates defined contribution retirement plans in the U.S. and U.K. for the benefit of all qualifying employees. The Company makes discretionary contributions to these plans and contributed $6.7 million, $4.6 million, $0.9 million, and $3.3 million, in the years ended December 31, 2020 and 2019, three months ended December 31, 2018 and year ended September 30, 2018, respectively.

Note 9: Income Taxes

Income (loss) before income taxes is as follows:

	Year Ended December 31,		Three Months Ended December 31,	Year Ended September 30,
	2020	2019	2018	2018

	(in thousands)
United States	$32,183	$22,822	$1,487	$12,041
United Kingdom	(88,570)	(32,025)	(73,659)	(303,411)
Europe	1,341	—	—	—

	$(55,046)	$(9,203)	$(72,172)	$(291,370)

The components of income tax (benefit) expense are as follows:

	Year Ended December 31,		Three Months Ended December 31,	Year Ended September 30,
	2020	2019	2018	2018
	(in thousands)
Current
U.S. federal	$2,829	$7,397	$945	$3,885
U.S. state and local	2,584	2,117	54	229
United Kingdom	—	—	—	—
Europe	338	—	—	—

Total Current	$5,751	$9,514	$999	$4,114

Deferred
U.S. federal	$(1,501)	$(6,372)	$(1,166)	$(263)
U.S. state and local	(1,116)	(3,326)	(99)	(54)
United Kingdom	—	—	—	—
Europe	(52)	—	—	—

Total Deferred	$(2,669)	$(9,698)	$(1,265)	$(317)

Total income tax (benefit) expense	$3,082	$(184)	$(266)	$3,797

As of December 31, 2020 and December 31, 2019, the tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities were as follows:

	Year Ended December 31,
	2020	2019
	(in thousands)
Deferred tax assets:
Net operating losses	$124,596	$106,421
Research and development tax credits	763	668
Share-based compensation	17,433	14,515
Accrued expenses	3,861	3,268
Capitalized costs	—	1,688
Operating lease liabilities	1,678	1,837
Rebates and allowances	6,881	5,172
Depreciation	—	279
Other	1,694	428

Total gross deferred tax assets	156,906	134,276
Valuation allowance	(133,720)	(114,525)

Total deferred tax assets, net of valuation allowance	23,186	19,751

Deferred tax liabilities:
Depreciation	$(1,039)	—
Operating lease assets	(1,370)	(1,628)

Total gross deferred tax liabilities	(2,409)	(1,628)

Net deferred tax assets and liabilities	$20,777	$18,123

A valuation allowance of $133.7 million and $114.5 million at December 31, 2020 and 2019, respectively, has been recognized to offset net deferred tax assets where realization of such assets is uncertain. The valuation allowances are primarily related to deferred assets for operating loss carryforwards and temporary differences related to share-based compensation expense of the Company’s U.K. operations.

The following table reconciles the Company’s effective tax rate to the United Kingdom statutory rate:

	Years Ended December 31,		Three Months Ended December 31,	Year Ended September 30,
	2020	2019	2018	2018
Tax, computed at the U.K. statutory rate	19.0%	19.0%	19.0%	19.0%
Non-deductible expenses	(1.0%)	(5.2%)	(0.2%)	(0.1%)
U.S. research tax credits, net	5.7%	39.3%	0.4%	0.9%
Surrender of R&D expenditures for U.K. research tax credits, net	(0.5%)	(1.9%)	—	(0.1%)
Foreign Derived Intangible Income	7.0%	6.8%	0.8%	—
Share-based compensation	(4.1%)	61.2%	0.2%	0.9%
Changes in valuation allowances	(55.1%)	(96.2%)	(19.6%)	(20.5%)
Remeasurement of deferred taxes from legislative updates	24.9%	—	—	(1.0%)
Current/Deferred tax rate differential	—	(21.4%)	—	—
Overseas profits taxed at different rates	(2.1%)	(13.9%)	(0.1%)	(0.3%)
State tax rate change	0.5%	13.5%	—	—
Other	0.1%	0.8%	(0.1%)	(0.1%)

Effective income tax rate	(5.6%)	2.0%	0.4%	(1.3%)

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law in the U.S. in March 2020. The CARES Act adjusted a number of provisions of the tax code, including the eligibility of certain deductions and the treatment of net operating losses and tax credits. The enactment of the CARES Act did not result in any material adjustments to the Company’s income tax provision for the year ended December 31, 2020 or to its deferred tax assets as of December 31, 2020.

California Assembly Bill 85 (“AB 85”), which intends to close a gap in the budget created by the COVID-19 pandemic, was signed into law by Governor Gavin Newsom on June 29, 2020. It was passed by both houses of the California state legislature on June 15, 2020. AB 85 disallows California net operating losses for any taxable year beginning on or after January 1, 2020, and before January 1, 2023 for any corporation with a net business or modified adjusted gross income of more than $1 million for the taxable year. This bill also limits any business credit to offset a maximum of $5 million of California tax, including the California Research Credit. The Company does not expect any material impacts related to this tax law change.

The Company is headquartered in the United Kingdom and has subsidiaries in the United Kingdom, United States, Europe, and Australia.

The Company incurs tax losses in the United Kingdom. The U.K. corporate tax rate for the years ended December 31, 2020 and 2019, three months ended December 31, 2018, and year ended September 30, 2018 was 19.0%. On March 11, 2020, the UK Chancellor of the Exchequer delivered the 2020 Budget to the UK parliament. It was announced that the previously anticipated reduction in the UK corporate tax rate to 17% due to take effect on April 1, 2020 would not be implemented and the rate would remain at 19%. Royal Assent was given on July 22, 2020. The deferred tax assets at December 31, 2020 have now been represented at the current tax rate of 19% with a corresponding offset to the valuation allowance.

As of December 31, 2020, the Company had U.K. net operating loss carryforwards of approximately $655.8 million. Unsurrendered U.K. tax losses and tax credit carryforwards can be carried forward indefinitely to be offset against future taxable profits, however this is restricted to an annual £5 million allowance in each standalone company or group and above this allowance, there will be a 50% restriction in the profits that can be covered by losses brought forward.

The Company’s subsidiary in the United States has generated taxable profits due to the commercialization of Epidiolex in the United States and service agreements between the Company’s subsidiaries in the United States and the United Kingdom. The U.S. federal corporate tax rate for the years ended December 31, 2020 and 2019, three months ended December 31, 2018, and year ended September 30, 2018 was 21.0%, 21.0%, 21.0%, and 24.5%, respectively. The U.S. federal statutory tax rate has decreased due to U.S. tax reform which was enacted in December 2017.

The impact of income taxes outside of the United States and United Kingdom are not significant.

The Company’s tax returns are subject to examination in the U.K. and U.S. The Company is no longer subject to examinations by tax authorities for tax years ended September 30, 2017 and prior in the United Kingdom. The Company’s U.K. income tax returns have been submitted to Her Majesty’s Revenue and Customs through the period ended December 31, 2019 and may be subject to audit until December 31, 2021. The Company is subject to examinations by U.S. Federal tax authorities for tax years ended December 31, 2018 and September 30, 2018 and 2017, and by state authorities for the tax years ended December 31, 2018 and September 30, 2018, 2017, and 2016. The California Franchise Tax Board is conducting an income tax audit of the Company’s U.S. subsidiary for tax years ended September 30, 2017, 2016, and 2015.

Unrecognized tax benefits arise when the estimated benefit recorded in the financial statements differs from the amounts taken or expected to be taken in a tax return because of the uncertainties described above. The Company’s total amount of unrecognized tax benefits was $2.3 million and $2.4 million as of December 31, 2020 and December 31, 2019, respectively. The Company’s policy is to recognize interest and penalties related to uncertain tax positions as a component of income tax expense and unrecognized tax benefits. The amounts accrued for interest and penalty charges as of December 31, 2020 and December 31, 2019 were not significant. If recognized, $2.3 million would affect the effective tax rate. The Company does not anticipate that the amount of unrecognized tax benefits as of December 31, 2020 will significantly change within the next twelve months.

The reconciliation of the beginning and ending amount of unrecognized tax benefits was as follows:

	Years Ended December 31,
	2020	2019
		(in thousands)
Balance, beginning of period	$2,391	$1,943
Additions for tax positions related to current year	590	416
Additions for tax positions related to prior years	8	32
Reduction for tax positions related to prior years	—	—
Reduction for lapse of statute of limitations	(648)	—

Balance, end of period	$2,341	$2,391

Note 10: Commitments and Contingencies

Landlord Financing

In 2013, the Company entered into an agreement with its landlord for the construction of a new production facility. In conjunction with agreement, the Company’s landlord provided $13.1 million of funding to the Company for the internal fit out of the production facility. The repayment of this landlord financing takes the form of quarterly rent payments over a 15-year period that commenced in May 2016. The landlord financing liability is accounted for at amortized cost using the effective interest method at a rate of 7.0%. As of December 31, 2020 and 2019, the total landlord financing liability balance was $9.5 million and $9.7 million, respectively and included in “other current liabilities” and “other liabilities” in the Company’s consolidated balance sheets.

Legal Proceedings

As of December 31, 2020, the Company was not a party to any material legal proceedings.

In 2007, the Company entered into a research collaboration agreement with Otsuka Pharmaceutical Co., Ltd. (Otsuka), which expired in June 2013. Otsuka has contacted the Company to assert that it is owed royalty payments under the agreement of up to two percent of Epidiolex net sales. While the Company believes Otsuka’s position is without merit, the Company cannot predict the outcome of this matter and cannot provide assurances that the Company will be successful, in whole or in part, in the Company’s efforts.

On December 23, 2020, Canopy Growth Corporation filed suit against the Company in the Western District of Texas, alleging infringement of U.S. Patent No. 10,870,632. Canopy alleges that the process the Company used to make the crude cannabinoid extract that is used to make Epidiolex is within the scope of its patent. The Company dispute Canopy’s claims and intend to defend the matter vigorously.

Note 11: Leases

The Company leases buildings, land, equipment, and automobiles. Additionally, the Company has growing and cultivation contracts that contain embedded facility leases. The Company determines if an arrangement is a lease or contains a lease at contract inception. For contracts that are or contain leases, the Company records right-of-use (ROU) lease assets and lease liabilities at lease commencement based on the present value of lease payments over the lease term. The lease term includes renewal option periods when those options are reasonably certain to be exercised. The present value of lease payments is calculated using the Company’s incremental collateralized borrowing rate unless an implicit rate is readily determinable. ROU lease assets include any upfront payments and exclude lease incentives. The Company accounts for lease and non-lease components as a single lease component for all of its leases except embedded leases, for which the lease and non-lease components are accounted for separately.

Leases are classified at lease commencement as either operating leases or finance leases. Operating lease assets are included in non-current assets and operating lease liabilities are included in other current liabilities and operating lease liabilities in our consolidated balance sheets. Operating lease cost is recognized on a straight-line basis over the lease term. Finance lease assets are included in property, plant and equipment, net, and finance lease liabilities are included in other current liabilities and finance lease liabilities in our consolidated balance sheets. Finance lease cost is recognized as depreciation expense of fixed assets and interest expense on finance lease liabilities. Leases with an initial term of 12 months or less are not recorded in the consolidated balance sheets and expense for these leases is recognized on a straight-line basis over the lease term.

The Company’s lease costs consist of the following:

	Year Ended December 31,
	2020	2019
	(in thousands)
Lease cost
Operating lease cost (1)	$8,891	$7,446
Finance lease cost
Amortization of leased assets	386	383
Interest on lease liabilities	414	403

Total lease cost	$9,691	$8,232

(1)	Includes short-term lease expense and variable cost, which are immaterial.

For the year ended December 31, 2020 and 2019, approximately $3.0 million and $2.7 million of operating and finance lease cost related to manufacturing operations was capitalized into inventory, respectively. Prior to January 1, 2019, the Company accounted for leases under the previous U.S. GAAP lease guidance, Accounting Standards Codification Topic 840, Leases. Rent expense for operating leases was $1.8 million and $5.7 million for the three months ended December 31, 2018 and year ended September 30, 2018, respectively.

The following table summarizes cash flow information related to the Company’s lease obligations:

	Year Ended December 31,
	2020	2019
	(in thousands)
Operating cash used for operating leases	$8,321	$7,081
Operating cash used for finance leases	$414	$403
Financing cash used for finance leases	$299	$389

In the year ended December 31, 2020 and 2019, $3.2 million and $7.6 million of operating lease assets were exchanged for lease liabilities related to newly commenced leases, respectively.

The following table summarizes the Company’s lease assets and liabilities as of December 31, 2020 and 2019:

	As of December 31,
	2020	2019
	(in thousands)
Lease assets
Operating lease assets	$25,118	$24,916
Finance lease assets	4,934	5,571

Total lease assets	$30,052	$30,487

Lease liabilities
Current
Operating lease liabilities	6,209	5,902
Finance lease liabilities	338	305
Non-current
Operating lease liabilities	22,127	21,650
Finance lease liabilities	5,454	5,573

Total lease liabilities	$34,128	$33,430

The following table summarizes other supplemental information related to the Company’s lease obligations:

	As of December 31,
	2020	2019
Weighted average remaining lease term (years)
Operating leases	6.8	7.2
Finance leases	13.4	14.2
Weighted average discount rate
Operating leases	5.4%	5.5%
Finance leases	7.7%	7.6%

The Company’s future minimum annual lease payments under operating and finance leases as of December 31, 2020 are as follows:

	Operating Leases	Finance Leases
	(in thousands)
2021	6,209	787
2022	5,903	749
2023	4,415	749
2024	4,183	746
2025	4,102	746
Thereafter	10,560	5,665

Total lease payments	$35,372	$9,442
Future cash lease incentives	746	—
Less amounts representing interest	6,290	3,650

Total lease obligations	$28,336	$5,792

Note 12: Sale of Priority Review Voucher

In April 2019, the Company sold the rare pediatric disease PRV it received from the FDA in connection with the United States approval of Epidiolex to Biohaven Pharmaceutical Holding Ltd. for consideration of $105.0 million. The net proceeds of $104.1 million from the sale of the PRV was recognized as a gain on the sale of an intangible asset within other income on the consolidated statements of operations, as the PRV did not have a carrying value on the Company’s consolidated balance sheet at the time of sale.

Note 13: Financial Statements and Supplementary Data (Unaudited)

The following interim financial information reflects all normal recurring adjustments necessary to fairly present the Company’s quarterly financial results.

The summarized quarterly data for the years ended December 31, 2020 and 2019, are as follows:

	March 31,	June 30,	September 30,	December 31,
	2020	2020	2020	2020
		(in thousands, except share and per share amounts)
Revenue	$120,633	$121,297	$137,053	$148,222
Operating loss	(7,193)	(9,039)	(12,721)	(22,812)
Net loss attributable to ordinary shareholders	$(7,965)	$(8,828)	$(12,188)	$(29,147)
Net loss per ordinary share, basic and diluted	$(0.02)	$(0.02)	$(0.03)	$(0.08)
Weighted average shares outstanding, diluted	373,831	375,525	376,281	376,680

	March 31,	June 30,	September 30,	December 31,
	2019	2019	2019	2019
		(in thousands, except share and per share amounts)
Revenue	$39,247	$72,038	$90,971	$109,076
Operating loss	(51,337)	(29,322)	(17,658)	(20,108)
Net (loss) income attributable to ordinary shareholders	(50,064)	79,748	(13,757)	(24,946)
Net (loss) income per ordinary share, basic	(0.14)	0.21	(0.04)	(0.07)
Net (loss) income per ordinary share, diluted	(0.14)	0.21	(0.04)	(0.07)
Weighted average shares outstanding, basic	369,823	371,712	372,246	372,447
Weighted average shares outstanding, diluted	369,823	377,435	372,246	372,447

Note 14: Transition Period

The Company is presenting audited financial statements for the three months ended December 31, 2018. The following tables provide certain unaudited comparative financial information for the same period of the prior year.

	Three Months Ended December 31,
	2018	2017
	(in thousands, except share and per share amounts)
Revenues
Product net sales	$6,617	$2,220
Other revenue	37	1,772

Total revenues	6,654	3,992
Operating expenses
Cost of product sales	1,829	1,171
Research and development	29,086	36,195
Selling, general and administrative	49,083	25,174

Total operating expenses	79,998	62,540

Loss from operations	(73,344)	(58,548)
Interest income	2,449	604
Interest expense	(295)	(314)
Foreign exchange (loss) gain	(982)	160

Loss before income taxes	(72,172)	(58,098)
Income tax (benefit) expense	(266)	3,718

Net loss	$(71,906)	$(61,816)

Net loss per common share, basic and diluted	$(0.20)	$(0.20)

Weighted average common shares outstanding, basic and diluted	366,458	313,730

	Three Months Ended December 31,
	2018	2017
	(in thousands)
Cash flows from operating activities
Net loss	$(71,906)	$(61,816)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange loss (gain)	742	(180)
Stock-based compensation	9,683	5,592
Depreciation and amortization	2,534	2,163
Deferred income taxes	(1,265)	(1,152)
Other	—	8
Changes in operating assets and liabilities:
Accounts receivable, net	(2,125)	(223)
Inventory	(14,460)	378
Prepaid expenses and other current assets	(3,635)	(516)
Other assets	(47)	(166)
Accounts payable	(1,211)	(1,802)
Current tax liabilities	878	4,898
Accrued liabilities	5,942	3,004
Other current liabilities	93	(2,071)
Long-term liabilities	317	325

Net cash used in operating activities	(74,460)	(51,558)

Cash flows from investing activities
Additions to property, plant and equipment	(18,687)	(7,748)
Additions to capitalized software	(63)	(993)
Proceeds from disposal of property, plant and equipment	—	—

Net cash used in investing activities	(18,750)	(8,741)

Cash flows from financing activities
Proceeds from issuance of ordinary shares, net of issuance costs	324,638	297,932
Proceeds from exercise of stock options	—	1
Payments on build-to-suit financing obligation	—	(26)
Payments on capital leases	(40)	(39)
Payments on landlord financing obligation	(130)	(125)

Net cash provided by (used in) financing activities	324,468	297,743

Effect of exchange rate changes on cash	5,326	(371)
Net increase (decrease) in cash and cash equivalents	236,584	237,073
Cash and cash equivalents at beginning of period	354,913	322,154

Cash and cash equivalents at end of period	$591,497	$559,227

Note 15: Subsequent Events

On February 3, 2021, the Company entered into a definitive agreement with Jazz Pharmaceuticals plc (Jazz), under which Jazz will acquire all the outstanding share capital of the GW Pharmaceuticals plc for $200 in cash and $20 in Jazz Ordinary Shares for each GW Pharmaceuticals plc ADS (or $16.67 in cash and $1.67 in Jazz Ordinary Shares for each GW Pharmaceuticals plc Ordinary Share).